UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2011

AMGEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	No. 000-12477	No. 95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive, Thousand Oaks, California	91320-1799
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 447-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amgen Inc. (“Amgen”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 24, 2011, with BioVex Group, Inc., a Delaware corporation (“BioVex”), BioVex Limited, a private limited company organized under the laws of England and Wales and a subsidiary of BioVex (“BioVex Limited”), Andromeda Acquisition Corp., a Delaware corporation and a subsidiary of Amgen ( “Merger Sub”), and Forbion 1 Management B.V., in its capacity as the Stockholders’ Agent under the Merger Agreement.

The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into BioVex. Under terms of the Merger Agreement, Amgen will pay up to $1 billion to the former security holders of BioVex. The structure of these payments is summarized below:

•

Up-Front Payment. The up-front payment shall equal $425 million, subject to reductions for payments to be made by BioVex pursuant to the Second Amended and Restated Management Incentive Plan of BioVex (the “MIP”), dated as of January 24, 2011, as well as to certain adjustments relating to the net cash of BioVex and its subsidiaries;

•	Contingent Payments. Upon the achievement of certain regulatory and sales milestones, Amgen may be required to make certain additional payments of up to $575 million in the aggregate; and

•

Treatment of Options and Warrants. Holders of options and warrants to purchase shares of BioVex stock will receive, in cash, their respective pro-rata portion of the up-front payment, net of any applicable exercise prices, and, in certain cases, the contingent payments, if any.

The Boards of Directors of each of Amgen and Merger Sub have approved the Merger Agreement. The Merger Agreement has also been approved by the Board of Directors of BioVex. In addition, on the date hereof, Amgen, BioVex and BioVex Limited have entered into a Support Agreement with certain holders of securities of BioVex and BioVex Limited (the “Support Agreement”), pursuant to which such holders agreed to, among other things, approve the Merger Agreement and the Merger, as well as agree to certain other matters. Upon execution and delivery of the Support Agreement and the related written consent, the Merger was approved by the required vote of BioVex’s stockholders.

The Merger Agreement contains customary representations and warranties between Amgen and Merger Sub, on the one hand, and BioVex and BioVex Limited, on the other. The parties also have agreed to certain customary covenants, indemnities and agreements, including with respect to the operation of BioVex’s business between signing and closing, governmental filings, tax and other matters. In connection with indemnification obligations under the Merger Agreement of the former holders of BioVex’s securities and participants in the MIP, a portion of the up-front payment will be retained and held in escrow, and a portion of the contingent payments, if and when paid, will be available to satisfy claims by Amgen.

Consummation of the Merger is subject to the satisfaction of certain customary conditions including, among others, (i) receipt of required regulatory approvals, including the expiration of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended and (ii) no material adverse effect having occurred in respect of BioVex.

The Merger Agreement may be terminated (i) by mutual consent of Amgen and BioVex, (ii) by Amgen or BioVex if the Merger has not been completed by April 30, 2011 with Andromeda’s right to extend it to May 31, 2011 in certain circumstances, (iii) by Amgen or BioVex if the Merger is enjoined or (iv) by Amgen or BioVex upon certain breaches of the Merger Agreement by the other party.

Forward-Looking Statements

This report and other documents Amgen files with the Securities and Exchange Commission (“SEC”) contain forward looking statements that are based on current expectations, estimates, forecasts and projections about Amgen, its future performance, its business or others on Amgen’s behalf, Amgen’s beliefs and its management’s assumptions. In addition, Amgen, or others on Amgen’s behalf, may make forward looking statements in press releases or written statements, or in Amgen’s communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “continue,” variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Among others, the following risks, uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the proposed Merger may not be consummated in a timely manner, if at all; (ii) the risk that the Merger Agreement may be terminated; and (iii) risks related to obtaining the receipt of regulatory approval from governmental entities (including any conditions, limitations or restrictions placed on these approvals). Except as required under the federal securities laws and the rules and regulations of the SEC, Amgen does not have any intention or obligation to update publicly any forward looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

Item 8.01.	Other Events.

On January 24, 2011, Amgen issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Amgen Inc., dated January 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.
(Registrant)

January 24, 2011	By	/s/ JONATHAN M. PEACOCK
Jonathan M. Peacock
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release of Amgen Inc., dated January 24, 2011.